Exhibit 99.1

Walker & Dunlop First Quarter Total Revenues Grow 27%

And Net Income Increases 20% Year Over Year

Adjusted EBITDA Grows 28%

FIRST QUARTER 2019 HIGHLIGHTS

•	Total transaction volume of $5.9 billion, up 23% from Q1 '18
•	Total revenues of $187.4 million, an increase of 27% from Q1 '18
•	Strong net income of $44.2 million, or $1.39 per diluted share, up 20% from Q1 '18
•	Record adjusted EBITDA[1] of $66.7 million, growth of 28% over Q1 '18
•	Servicing portfolio of $87.7 billion at March 31, 2019, up 16% from March 31, 2018
•	Declared dividend of $0.30 per share for the second quarter of 2019

Bethesda, MD – May 1, 2019 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”),  one of the fastest growing commercial real estate finance companies in the United States, reported first quarter 2019 total revenues of $187.4 million, an increase of 27% over the first quarter of 2018. Net income for the first quarter of 2019 was $44.2 million, or $1.39 per diluted share, up 20% from the first quarter of last year. Adjusted EBITDA for the first quarter 2019 was $66.7 million, an increase of 28% over the first quarter of 2018. Total transaction volume grew 23% from the prior-year quarter to $5.9 billion. The Company’s Board declared a $0.30 per share dividend for the second quarter of 2019.

“The strong revenue and earnings growth that Walker & Dunlop has shown over the past five years continued into the first quarter of 2019,” said Willy Walker, Chairman and Chief Executive Officer of Walker & Dunlop. “Our bankers and brokers executed on $5.9 billion of total transaction volume, a 23% increase over Q1 of last year. Notably, our multifamily-focused property sales team grew their quarterly volume by 106% to nearly $700 million. Continued growth in new loan originations pushed our loan servicing portfolio to $88 billion, which was a  large contributor to generating net income of $44 million and a record $67 million in adjusted EBITDA, up 28% over Q1 of 2018.”

Mr. Walker continued, “W&D was recently ranked the sixth Best Workplace in the Financial Services Industry by Fortune Magazine, an incredible honor that is reflective of our strong corporate culture and incredible team. Our unique ability to effectively compete with global firms while providing our clients with the touch and feel of a small, family company continues to differentiate us from the competition and power our financial results. Given our distinct brand in the industry, the fundamentals supporting the commercial real estate market, and our extremely profitable business model, we feel well positioned to deliver continued strong results in 2019.”

First Quarter 2019 Earnings Release

FIRST QUARTER 2019 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2019	Q1 2018	$ Variance	% Variance
Fannie Mae	$1,982,810	$1,240,502	$742,308	60%
Freddie Mac	1,573,634	1,319,977	253,657	19
Ginnie Mae - HUD	178,258	352,416	(174,158)	(49)
Brokered	1,434,129	1,573,909	(139,780)	(9)
Principal Lending and Investing[2]	75,862	24,713	51,149	207
Mortgage banking volume	$5,244,693	$4,511,517	$733,176	16%
Property sales volume	696,611	337,745	358,866	106
Total transaction volume	$5,941,304	$4,849,262	$1,092,042	23%

Discussion of Results:

•

We continue to see high demand for debt financing due to the strength of the commercial real estate market, strong macroeconomic conditions, a positive interest rate environment, and robust demand for rental properties.

•	Overall mortgage banking volumes increased due to continued strength in the multifamily financing market and a 12% growth in the average number of mortgage bankers on our platform.
•

Our volumes with Fannie Mae and Freddie Mac benefitted from a combination of our increased market share of their lending and from their overall increased lending activity during the first quarter of 2019, especially at Fannie Mae.

•	During the first quarter of 2019, no loan commitments were processed by HUD for one month due to the U.S. government shutdown, which caused a decline in our HUD volumes.
•

Although brokered volume was down in the first quarter of 2019, we are confident that the investments we have made in our debt brokerage team over the past several years will produce growth in our brokered volumes for the full year.

•

The substantial increase in property sales volume was the result of a small increase in the overall multifamily property sales market, an increase in the number of property sales brokers on our platform, and fantastic execution by our property sales brokers.

MANAGED PORTFOLIO
(dollars in thousands)	Q1 2019	Q1 2018	$ Variance	% Variance
Fannie Mae	$36,835,756	$32,566,330	$4,269,426	13%
Freddie Mac	31,367,939	27,709,640	3,658,299	13
Ginnie Mae - HUD	9,986,488	9,634,192	352,296	4
Brokered	9,227,409	5,865,961	3,361,448	57
Principal Lending and Investing	274,090	60,157	213,933	356
Total servicing portfolio	$87,691,682	$75,836,280	$11,855,402	16%
Assets under management	1,427,334	155,324	1,272,010	819
Total Managed Portfolio	$89,119,016	$75,991,604	$13,127,412	17%
Weighted-average servicing fee rate (basis points)	24.0	25.6
Weighted-average remaining servicing portfolio term (years)	9.8	9.8

Discussion of Results:

•

During the first quarter of 2019, we added $2.0 billion of net loans to our servicing portfolio, nearly all of which were Fannie Mae and Freddie Mac loans. Over the past 12 months, we added $11.9 billion of net loans to our servicing portfolio, 67% of which are Fannie Mae and Freddie Mac loans.

First Quarter 2019 Earnings Release

•

Our servicing portfolio has experienced strong growth over the past year due to our significant mortgage banking volumes, relatively few maturities and early payoffs, and an acquisition of a small debt brokerage company in the fourth quarter of 2018.

•

The decrease in the weighted-average servicing fee was the result of the net addition of $7.4 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $4.3 billion of Fannie Mae loans serviced during the past 12 months. Additionally, the weighted average servicing fee on our Fannie Mae originations has declined over the past 12 months generally due to intense competition for new loans and tighter credit spreads. Fannie Mae loans have the highest servicing fees of all the loan types we service because we share in the risk of loss.

•	Only $4.2 billion of Agency loans in our servicing portfolio with a weighted-average servicing fee of 21.6 basis points are scheduled to mature over the next two years.
•	We added net mortgage servicing rights (“MSRs”) during the quarter of $7.8 million and $46.9 million over the past 12 months.
•	The MSRs associated with our servicing portfolio had a fair value of $867.7 million as of March 31, 2019.
•

Assets under management as of March 31, 2019 consisted of $1.0 billion of loans and funds managed by our registered investment adviser, JCR Capital Investment Corporation, and $413.4 million of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust. The year-over-year increase is primarily related to our acquisition of JCR Capital in the second quarter of 2018.

REVENUES
(dollars in thousands)	Q1 2019	Q1 2018	$ Variance	% Variance
Loan origination fees	$57,797	$48,816	$8,981	18%
Gains attributable to MSRs	40,938	32,693	8,245	25
Gains from mortgage banking activities	98,735	81,509	17,226	21
Servicing fees	52,199	48,040	4,159	9
Net warehouse interest income, LHFS	29	1,108	(1,079)	(97)
Net warehouse interest income, LHFI	6,992	749	6,243	834
Escrow earnings and other interest income	14,068	7,348	6,720	91
Property sales broker fees	4,541	2,130	2,411	113
Other revenues	10,873	6,568	4,305	66
Total revenues	$187,437	$147,452	$39,985	27%
Key revenue metrics (as a percentage of mortgage banking volume):
Origination related fees[3]	1.11%	1.08%
Gains attributable to MSRs[3]	0.79	0.73
Gains attributable to MSRs - Agency loans[4]	1.10	1.12

Discussion of Results:

•

The increase in gains from mortgage banking activities was primarily the result of the overall increase in mortgage banking volumes and the change in the mix of our mortgage banking volumes. During the first quarter of 2019, 38% of our overall mortgage banking volume came from Fannie Mae loans compared to 27% during the first quarter of 2018. Fannie Mae loans produce one of the highest levels of gains from mortgage banking activities.

•

The $11.9 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•

The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a significantly lower net interest margin year over year. The decrease in the net interest margin is related to a substantial year-over-year increase in the short-term rates at which we borrow with a much smaller increase in the long-term interest rates on the loans we fund with those borrowings, resulting from the flattening of the yield curve and the tightening of credit spreads year over year.

First Quarter 2019 Earnings Release

•

The increase in net warehouse interest income from loans held for investment (“LHFI”) was due to a larger average balance of loans outstanding as the Company’s principal lending and investing volume was a record in 2018 with few payoffs in the first quarter of 2019.

•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the first quarter of 2018 to the first quarter of 2019 due to the net increase in the servicing portfolio. Additionally, the average placement fee on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

•	The increase in property sales broker fees was the result of the increase in property sales volume year over year.
•	The increase in other revenues was principally due to increases in investment management fees due to our acquisition of JCR Capital in the second quarter of 2018 and in prepayment fees.

EXPENSES
(dollars in thousands)	Q1 2019	Q1 2018	$ Variance	% Variance
Personnel	$71,631	$55,273	$16,358	30%
Amortization and depreciation	37,903	33,635	4,268	13
Provision (benefit) for credit losses	2,675	(477)	3,152	(661)
Interest expense on corporate debt	3,652	2,179	1,473	68
Other operating expenses	15,492	12,951	2,541	20
Total expenses	$131,353	$103,561	$27,792	27%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	38%	37%
Other operating expenses	8	9

Discussion of Results:

•

The growth in personnel expenses was largely the result of a 17% increase in average headcount and the Company’s improved financial performance year over year. The increase in average headcount led to a rise in salaries and benefits costs, while the improved financial performance led to year-over-year increases in commissions and bonus expenses.

•

Amortization and depreciation increased due to the growth in the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $46.9 million of MSRs, net of amortization and write offs due to loan prepayments.

•

During the first quarter of 2019, we experienced two defaults on loans for which we have credit risk: a $21.0 million loan in our at risk servicing portfolio and a $14.7 million loan in our interim lending portfolio. These two defaults resulted in the net provision expense of $2.7 million compared to a net benefit of $0.5 million last year. The credit quality in the remainder of our at risk servicing and interim loan portfolios remain strong, as seen in the credit quality statistics shown in the Key Credit Metrics section below.

•

The increase in other operating expenses stemmed primarily from increased office costs due to an increase in our average headcount year over year and recruiting fees as we have increased our hiring efforts related to mortgage bankers and property sales brokers.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2019	Q1 2018	$ Variance	% Variance
Walker & Dunlop net income	$44,218	$36,861	$7,357	20%
Adjusted EBITDA	66,684	52,149	14,535	28
Diluted EPS	$1.39	$1.14	$0.25	22%
Operating margin	30%	30%
Return on equity	20	18

First Quarter 2019 Earnings Release

Discussion of Results:

•

The increase in net income was the result of a 28% increase in income from operations, partially offset by an increase in the effective tax rate from 16% during the first quarter of 2018 to 21% for the first quarter of 2019. The increase in the effective tax rate was due to lower realizable excess tax benefits year over year due primarily to a substantial reduction in the number of options exercised in the first quarter of 2019 compared to the same period in 2018.

•

The increase in adjusted EBITDA was primarily driven by the increases in loan origination fees, servicing fees, net warehouse interest income, escrow earnings and other interest income, property sales broker fees, and other revenues, partially offset by the increases in personnel expenses and other operating expenses.

•

The increase in return on equity is largely related to the year-over-year increase in quarterly net income combined with share repurchases and dividend payments over the past 12 months, partially offset by an increase in stockholders’ equity year over year due primarily to the net income recorded over the past 12 months.

KEY CREDIT METRICS
(dollars in thousands)	Q1 2019	Q1 2018	$ Variance	% Variance
At risk servicing portfolio[5]	$33,438,052	$28,883,122	$4,554,930	16%
Maximum exposure to at risk portfolio[6]	6,985,874	5,912,327	1,073,547	18
Defaulted loans	$20,981	$5,962	$15,019	252%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.06%	0.02%
Allowance for risk-sharing	0.02	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.10%	0.05%
Allowance for risk-sharing and guaranty obligation	0.80	0.75

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae mortgage banking volume during the past 12 months. There was one defaulted loan in our at risk servicing portfolio at March 31, 2019,  which defaulted during the first quarter of 2019. All other loans in the at risk portfolio are current and performing as of March 31, 2019.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $274.1 million at March 31, 2019 compared to $60.2 million at March 31, 2018.  There was one defaulted loan in our interim loan portfolio at March 31, 2019, which defaulted during the first quarter of 2019. All other loans in the interim loan portfolio are current and performing as of March 31, 2019. The interim loan joint venture holds $343.4 million of loans as of March 31, 2019, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of March 31, 2019.

DIVIDENDS AND SHARE REPURCHASES

On April 30, 2019, our Board of Directors declared a dividend of $0.30 per share for the second quarter 2019. The dividend will be paid June 4, 2019 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of May 17, 2019.

On February 5, 2019, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock over a one-year period beginning February 11, 2019.  As of March 31, 2019, we had the full capacity remaining as we have not made any stock repurchases under the program since it was adopted.

First Quarter 2019 Earnings Release

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2 Includes mortgage banking volumes from our interim loan platform, our interim loan joint venture, and JCR separate accounts.

3 Excludes the income and mortgage banking volume from principal lending and investing.

4 The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

5 At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

6 Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 1, 2019 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866)  342-8591 from within the United States or (203) 518-9713 from outside the United States and are asked to reference the Conference ID: WDQ119. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and property sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, was ranked as one of FORTUNE Magazine's Fastest Growing Companies in 2014, 2017, and 2018,  and has over 700 professionals in 29 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Additionally, adjusted EBITDA further excludes other significant activities that are not part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to

First Quarter 2019 Earnings Release

be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
(in thousands)
Assets
Cash and cash equivalents	$109,862	$90,058	$165,062	$81,531	$193,695
Restricted cash	17,561	20,821	16,226	29,986	16,991
Pledged securities, at fair value	117,566	116,331	109,062	105,803	102,059
Loans held for sale, at fair value	1,226,380	1,074,348	2,134,190	1,257,256	787,552
Loans held for investment, net	471,561	497,291	203,824	130,397	59,886
Servicing fees and other receivables, net	52,643	50,419	49,457	44,804	30,829
Derivative assets	27,605	35,536	28,182	26,632	20,417
Mortgage servicing rights	677,946	670,146	647,188	638,914	631,031
Goodwill and other intangible assets	183,449	177,093	157,077	157,240	124,526
Other assets	84,320	48,071	57,968	88,017	84,291
Total assets	$2,968,893	$2,780,114	$3,568,236	$2,560,580	$2,051,277

Liabilities
Accounts payable and other liabilities	$306,515	$311,006	$275,460	$188,321	$184,079
Performance deposits from borrowers	17,471	20,335	16,122	29,083	16,717
Derivative liabilities	29,891	32,697	524	8,669	7,455
Guaranty obligation, net	49,376	46,870	44,413	42,470	41,424
Allowance for risk-sharing obligations	6,682	4,622	4,663	4,070	3,058
Warehouse notes payable	1,335,461	1,161,382	2,156,999	1,250,642	802,496
Note payable	295,425	296,010	163,626	163,704	163,781
Total liabilities	$2,040,821	$1,872,922	$2,661,807	$1,686,959	$1,219,010

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	300	295	304	304	301
Additional paid-in capital	223,742	235,152	240,721	234,564	226,332
Accumulated other comprehensive income (loss)	226	(75)	(71)	(87)	(34)
Retained earnings	698,894	666,752	660,102	633,508	600,257
Total stockholders’ equity	$923,162	$902,124	$901,056	$868,289	$826,856
Noncontrolling interests	4,910	5,068	5,373	5,332	5,411
Total equity	$928,072	$907,192	$906,429	$873,621	$832,267
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,968,893	$2,780,114	$3,568,236	$2,560,580	$2,051,277

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends
(in thousands, except per share amounts)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Revenues
Gains from mortgage banking activities	$98,735	$124,166	$99,170	$102,237	$81,509
Servicing fees	52,199	52,092	50,781	49,317	48,040
Net warehouse interest income	7,021	5,902	3,880	2,392	1,857
Escrow earnings and other interest income	14,068	14,423	11,938	9,276	7,348
Other	15,414	18,350	18,888	14,982	8,698
Total revenues	$187,437	$214,933	$184,657	$178,204	$147,452

Expenses
Personnel	$71,631	$90,828	$79,776	$71,426	$55,273
Amortization and depreciation	37,903	36,271	36,739	35,489	33,635
Provision (benefit) for credit losses	2,675	(34)	519	800	(477)
Interest expense on corporate debt	3,652	3,179	2,429	2,343	2,179
Other operating expenses	15,492	19,359	14,535	15,176	12,951
Total expenses	$131,353	$149,603	$133,998	$125,234	$103,561
Income from operations	$56,084	$65,330	$50,659	$52,970	$43,891
Income tax expense	12,024	19,885	12,902	11,937	7,184
Net income before noncontrolling interests	$44,060	$45,445	$37,757	$41,033	$36,707
Less: net income (loss) from noncontrolling interests	(158)	(305)	41	(79)	(154)
Walker & Dunlop net income	$44,218	$45,750	$37,716	$41,112	$36,861
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	301	(4)	16	(53)	(127)
Walker & Dunlop comprehensive income	$44,519	$45,746	$37,732	$41,059	$36,734

Basic earnings per share	$1.44	$1.47	$1.20	$1.31	$1.18
Diluted earnings per share	$1.39	$1.41	$1.15	$1.26	$1.14
Cash dividends declared per common share	$0.30	$0.25	$0.25	$0.25	$0.25

Basic weighted average shares outstanding	29,680	30,109	30,423	30,256	30,020
Diluted weighted average shares outstanding	30,684	31,265	31,606	31,495	31,128

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends
(dollars in thousands, except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Transaction Volume:
Components of Mortgage Banking Volume
Fannie Mae	$1,982,810	$2,598,306	$1,697,165	$2,269,544	$1,240,502
Freddie Mac	1,573,634	2,110,741	2,225,089	1,316,491	1,319,977
Ginnie Mae - HUD	178,258	218,447	197,428	230,710	352,416
Brokered (1)	1,434,129	2,791,064	2,410,150	1,632,512	1,573,909
Principal Lending and Investing (2)	75,862	625,013	239,859	260,191	24,713
Total Mortgage Banking Volume	$5,244,693	$8,343,571	$6,769,691	$5,709,448	$4,511,517
Property Sales Volume	696,611	1,009,885	882,100	483,575	337,745
Total Transaction Volume	$5,941,304	$9,353,456	$7,651,791	$6,193,023	$4,849,262

Key Performance Metrics:
Operating margin	30%	30%	27%	30%	30%
Return on equity	20	20	17	20	18
Walker & Dunlop net income	$44,218	$45,750	$37,716	$41,112	$36,861
Adjusted EBITDA (3)	66,684	59,639	58,323	49,969	52,149
Diluted EPS	1.39	1.41	1.15	1.26	1.14

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	38%	42%	43%	40%	37%
Other operating expenses	8	9	8	9	9
Key Revenue Metrics (as a percentage of mortgage banking volume):
Origination related fees (4)	1.11%	0.91%	0.89%	1.00%	1.08%
Gains attributable to MSRs (4)	0.79	0.68	0.60	0.85	0.73
Gains attributable to MSRs--Agency (5)	1.10	1.08	0.96	1.23	1.12

Other Data:
Market capitalization at period end	$1,564,461	$1,310,151	$1,650,392	$1,739,097	$1,841,829
Closing share price at period end	$50.91	$43.25	$52.88	$55.65	$59.42
Average headcount	732	709	687	659	625

Components of Servicing Portfolio:
Fannie Mae	$36,835,756	$35,983,178	$34,737,863	$33,606,531	$32,566,330
Freddie Mac	31,367,939	30,350,724	29,084,202	28,197,494	27,709,640
Ginnie Mae - HUD	9,986,488	9,944,222	9,775,743	9,653,432	9,634,192
Brokered (6)	9,227,409	9,127,640	6,753,234	6,232,255	5,865,961
Principal Lending and Investing (7)	274,090	283,498	134,592	131,029	60,157
Total Servicing Portfolio	$87,691,682	$85,689,262	$80,485,634	$77,820,741	$75,836,280
Assets under management (8)	1,427,334	1,422,735	1,130,595	932,318	155,324
Total Managed Portfolio	$89,119,016	$87,111,997	$81,616,229	$78,753,059	$75,991,604

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	24.0	24.3	25.0	25.4	25.6
Weighted-average remaining term (years)	9.8	9.8	9.8	9.8	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes mortgage banking volumes from our interim lending platform, our interim lending joint venture, and JCR separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and mortgage banking volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and JCR assets under management.

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2019	2018	2018	2018	2018
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$29,810,556	$28,807,241	$27,432,284	$26,133,613	$25,049,050
Fannie Mae Modified Risk	6,958,339	7,112,702	7,234,366	7,352,372	7,389,463
Freddie Mac Modified Risk	52,948	52,959	53,074	53,083	53,092
Total risk-sharing servicing portfolio	$36,821,843	$35,972,902	$34,719,724	$33,539,068	$32,491,605

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$66,861	$63,235	$71,213	$120,546	$127,817
Freddie Mac No Risk	31,314,991	30,297,765	29,031,128	28,144,411	27,656,548
GNMA - HUD No Risk	9,986,488	9,944,222	9,775,743	9,653,432	9,634,192
Brokered	9,227,409	9,127,640	6,753,234	6,232,255	5,865,961
Total non-risk-sharing servicing portfolio	$50,595,749	$49,432,862	$45,631,318	$44,150,644	$43,284,518
Total loans serviced for others	$87,417,592	$85,405,764	$80,351,042	$77,689,712	$75,776,123
Interim loans (full risk) servicing portfolio	274,090	283,498	134,592	131,029	60,157
Total servicing portfolio unpaid principal balance	$87,691,682	$85,689,262	$80,485,634	$77,820,741	$75,836,280

Interim Loan Joint Venture Managed Loans (1)	413,421	404,670	292,801	119,124	155,324

At risk servicing portfolio (2)	$33,438,052	$32,533,838	$31,152,864	$29,951,211	$28,883,122
Maximum exposure to at risk portfolio (3)	6,985,874	6,666,082	6,406,925	6,165,096	5,912,327
Defaulted loans	20,981	11,103	11,103	5,962	5,962
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	20,981	11,103	11,103	5,962	5,962

Defaulted loans as a percentage of the at risk portfolio	0.06%	0.03%	0.04%	0.02%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02	0.01	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk loan balances	31.85	41.63	42.00	68.27	51.29
Allowance for risk-sharing as a percentage of maximum exposure	0.10	0.07	0.07	0.07	0.05
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.80	0.77	0.77	0.75	0.75

(1)

As of March 31, 2019, December 31, 2018, and September 30, 2018, this balance consists of $70.1 million of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. For all other periods presented, the entire balance consists of interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac and GNMA - HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

(in thousands)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$44,218	$45,750	$37,716	$41,112	$36,861
Income tax expense (benefit)	12,024	19,885	12,902	11,937	7,184
Interest expense on corporate debt	3,652	3,179	2,429	2,343	2,179
Amortization and depreciation	37,903	36,271	36,739	35,489	33,635
Provision (benefit) for credit losses	2,675	(34)	519	800	(477)
Net write-offs	—	—	—	—	—
Stock compensation expense	7,150	5,572	7,594	5,332	5,460
Gains attributable to mortgage servicing rights (1)	(40,938)	(53,088)	(39,576)	(47,044)	(32,693)
Unamortized issuance costs from early debt extinguishment	—	2,104	—	—	—
Adjusted EBITDA	$66,684	$59,639	$58,323	$49,969	$52,149

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.